Exhibit 99.1


                                            FOR IMMEDIATE RELEASE

CONTACT:


Chester J. Luby, CEO                        Stephen D. Axelrod, CFA
Cindy H. Luby, President ;amp COO           Denise Ford (Media)
Interstate National Dealer Services, Inc.   Wolfe Axelrod Weinberger Assoc. LLC
(516) 228-8600                              (212) 370-4500; (212) 370-4505 (Fax)
                                            email:  steve@wolfeaxelrod.com


                   INTERSTATE NATIONAL DEALER SERVICES, INC.
                       ANNOUNCES SETTLEMENT OF LITIGATION

     Mitchel Field, NY, October 12, 2001 - - Interstate National Dealer Services, Inc. (NASDAQ: ISTN) today announced that it has resolved and settled a group of legal proceedings and related litigation in New York and Texas. As part of the settlement, certain administrative responsibilities and insurance coverages with respect to a certain group of service contracts were transferred to a third party. In this connection, Interstate will record an after tax charge of approximately $2.7 million in the current quarter.

     Mr. Chester H. Luby, Chairman and CEO of Interstate, stated, "Interstate continues to maintain its strong balance sheet and as of July 31, 2001, the end of our third quarter, the Company had cash and investments at a record level of $69.8 million."

                         _____________________________

     Interstate is a leading nationwide provider of service contracts and extended warranties, primarily for new and used cars and recreational vehicles, as well as watercraft, manufactured housing, motorcycles and other power sport vehicles. For additional information please visit our websites:
http://www.inds.com and http://www.warrantydirect.com.

     This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 1996.